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                                                                  Exhibit (h)(4)

                              OMNIBUS FEE AGREEMENT

      THIS AGREEMENT is made as of the 1st day of July, 2003 by and between MMA PRAXIS MUTUAL FUNDS (the "Trust"), a Delaware statutory trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio Corporation.

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest in separate investment portfolios (individually referred to herein as a "Fund" and collectively as the "Funds"); and

      WHEREAS, as of July 1, 2003, the Trust and BISYS are entering into a new Administration Agreement concerning the provision of management and administrative services for the Trust (the "Administration Agreement"), a new Fund Accounting Agreement concerning the provision of fund accounting services for the Trust (the "Fund Accounting Agreement"), and a new Transfer Agency Agreement concerning the provision of transfer agency services for the Trust (the "Transfer Agency Agreement," and collectively with the Administration Agreement and the Fund Accounting Agreement, the "Service Agreements"); and

      WHEREAS, the Service Agreements each provide for compensation to BISYS for its services, and provide for reimbursement to BISYS of certain expenses;

      WHEREAS, the parties desire to establish an omnibus fee arrangement whereby a single omnibus fee is payable as compensation to BISYS for its services under the various Service Agreements and the Internet Services Agreement, to supplement and amend certain provisions of the Service Agreements pertaining to the expenses of BISYS that are subject to reimbursement from the Trust.

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.    Omnibus Fee Arrangement.

      (a) For each Fund, the Trust shall pay to BISYS an asset-based omnibus fee at an annual rate based upon the average daily net asset value of the Fund, as set forth below:

                                      Up to $500 million      Above $500 million
                                      ------------------      ------------------

Core Stock                                   .35%                   .20%

Intermediate Income                          .30%                   .15%

International Equity                         .40%                   .20%

Value Index                                  .30%                   .15%.


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      For any month in which the combined average daily net asset value of all
Funds in the aggregate, for the relevant month, is at least $500 million, each Fund's omnibus fee will be charged at the "Above $500 million" fee structure.

      If the total number of open shareholder accounts of the Trust on BISYS' transfer agency system exceeds 40,000 accounts at any time during the same year, an annual fee of $10.00 per account will be assessed for each account in excess of 40,000. All closed accounts will be purged each year after the expiration of the relevant tax period.

      Payment shall be made monthly on the first business day of each month based upon average daily net asset values and open shareholder accounts of the Trust for the previous month.

      (b) The fees set forth above shall be deemed to cover the various out-of-pocket expenses that are listed in Section 4(a) of the Administration Agreement, Section 4 of the Fund Accounting Agreement, and Section 3 of the Transfer Agency Agreement as reimbursable to BISYS, except as follows:

      The Trust shall reimburse BISYS, or pay directly to the party providing said service for the following out-of-pocket expenses BISYS may reasonably incur:

            (i) The cost of the delivery (via regular U. S. Mail) of all statements and confirms and, if applicable, the cost to produce shareholder statements more frequently than quarterly (cost of the paper stock for such excess statements). The cost of the delivery to any prospective or current Fund shareholder (via regular U.S. Mail) of any Fund information necessary for the purchase or sale of Fund shares.

            (ii) The cost of typesetting, printing (performed by an industry recognized financial printing firm) and delivery (via regular
                  U. S. Mail) of the regulatorily mandated prospectus, semi-annual and annual reports of the Fund.

            (iii) The cost associated with the AML Services (as defined in the
                  Amendment to Transfer Agency Agreement, dated July 24, 2002), but limited to a flat fee of $4,000 annually.

            (iv) The cost of the individual web statement charged at $0.35 per statement.

            (v) The Funds' registration fees associated with the sale of the Fund's shares as imposed by State securities regulations, and any rule 24f-2 fees.

      In addition, BISYS reserves the right to propose to the Trust any fee for services requested outside of the context of the duties and obligations set forth in the Service Agreements; and the Trust acknowledges that in the event that special services are requested by the Trust, BISYS' charges will reflect the following charges, to the extent applicable :

            (i) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, as agreed upon in advance,


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                  associated with the provision of special reports and services;

            (ii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

            (iii) Ad hoc reporting fees, billed at a mutually agreed upon rate;
                  and

            (iv) Expenses associated with the tracking of "as-of" trades, billed at the rate of $50 per hour, as approved by the Trust.

2.    Term.

      This Agreement shall remain in effect through June 30, 2005.

3.    Miscellaneous.

      (a) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

      (b) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (c) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                                MMA PRAXIS MUTUAL FUNDS

                                                By:    /s/ John L. Leichty

                                                Title: President



                                                BISYS FUND SERVICES OHIO, INC.


                                                By:    /s/ William Tomko

                                                Title: President- Fund Services


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